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                                  PRESS RELEASE
                                  =============




PATAPSCO BANCORP, INC.
For further information contact Michael J .Dee, President
410-285-9313 (email: mdee@patapscobank.com)


              PATAPSCO BANCORP, INC. ANNOUNCES 1st QUARTER EARNINGS
              -----------------------------------------------------

Baltimore, Md. October 22, 2009 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $56,000 for the Company's first quarter ended September 30, 2009 compared to earnings of $189,000 for the comparable period in the prior year. Due to the dividends paid on outstanding preferred stock, the net loss to common shareholders for the period is ($0.01) per share as compared to net income per share of $0.10 in the comparable period.

         The Company's results were significantly impacted by a $394,000 provision for loan losses incurred in the quarter. This amount is 58% higher than the provision incurred in the quarter ended September 30, 2008. Non-performing assets of the Patapsco Bank were 4.55% of total assets at September 30, 2009 as compared to 4.66% of total assets at June 30, 2009.

         As of September 30, 2009, Patapsco Bancorp, Inc. reported assets of $260 million, loans of $218 million, deposits of $212 million and total stockholders' equity of $19.9 million compared to assets of $268 million, loans of $217 million, deposits of $208 million and total stockholders' equity $19.7 million at June 30, 2009, the Company's previous fiscal year end.

         Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

         The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm, Glen Meadows, Carney and its Baltimore City office located in Hampden.

         When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates,

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demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

-------------------------------------------------------------------------------

                                                    For the Three Months Ended
                                                            September 30,
                                                    ---------------------------
  (Dollars in thousands, except per share data)           2009          2008
-------------------------------------------------------------------------------

OPERATING RESULTS:
Interest income                                           $3,728       $4,145
Interest expense                                           1,544        1,843
                                                          ------       ------
Net interest income                                        2,184        2,302
Provision for loan losses                                    394          250
                                                          ------       ------
Net interest income after provision
   for loan losses                                         1,790        2,052
Other noninterest income                                     214          228
Other noninterest expense                                  1,918        1,975
Provision for income taxes                                    30          116
                                                          ------       ------
Net income                                                    56          189
Preferred stock dividends                                     82            0
                                                          ------       ------
Net Income/(loss) Available for Common Shareholders         ($26)      $  189
                                                          ======       ======

PER SHARE DATA:
Net income/(loss) per common share, basic                 ($0.01)       $0.10
Net income/(loss) per common share, diluted               ($0.01)       $0.10

Book Value per common share                                $7.17       $10.04
Tangible Book Value per common share (1)                   $7.05        $8.35
Period End Stock Price                                     $3.00        $6.74
Stock Price as a percentage of tangible book value        42.55%       80.72%

PERFORMANCE RATIOS: (2)
Return on average assets                                   0.08%        0.29%
Return on average equity                                   1.12%        3.87%
Net interest margin                                        3.43%        3.73%
Net interest spread                                        3.25%        3.48%

                                                               At
                                                   ---------------------------
                                                     September 30,   June 30,
                                                         2009          2009
                                                   ---------------------------
BALANCES
Net Loans                                               $218,155     $216,927
Total Assets                                            $260,333     $268,367
Deposits                                                $211,813     $207,795
Borrowings                                               $27,100      $39,300
Stockholders' Equity                                     $19,896      $19,692

CAPITAL & CREDIT QUALITY RATIOS
Bank Leverage ratio                                        8.08%        7.98%
Bank Tier 1 Risked Based ratio                            10.59%       10.33%
Bank Total Risked Based ratio                             11.85%       11.58%
Allowance for loan losses to total loans                   1.45%        1.37%
Nonperforming assets to total assets                       4.55%        4.66%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month period ended September 30, 2009 and 2008 are annualized.